Exhibit 99.1

SOURCEGAS HOLDINGS LLC

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 and 2014

AND REPORT OF INDEPENDENT AUDITORS

Independent Auditors’ Report

The Board of Directors

SourceGas Holdings LLC:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of SourceGas Holdings LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SourceGas Holdings LLC and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Denver, Colorado

March 18, 2016

SOURCEGAS HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 and 2014

	(In thousands)
	2015	2014
ASSETS
Current assets:
Cash	$411	$3,806
Trade accounts receivable (less allowance for doubtful accounts of $1,711 and $2,122, respectively)	84,423	103,062
Gas in underground storage	9,746	15,686
Regulatory assets	10,787	16,885
Inventories	10,546	6,423
Deferred income taxes, net	4,924	8,948
Prepayments	3,740	4,321
Other current assets	9,135	6,196
Total current assets	133,712	165,327

Property, plant and equipment, net	1,012,578	840,189
Goodwill	382,396	384,229
Regulatory assets	31,133	28,639
Other assets	5,750	4,435
Total assets	$1,565,569	$1,422,819

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	56,062	68,959
Interest accrued	6,243	6,221
Taxes accrued	6,240	4,745
Regulatory liabilities	21,296	5,010
Derivative instruments	9,528	13,213
Customer deposits	12,725	12,372
Deferred revenue	9,378	5,780
Other	29,439	23,026
Total current liabilities	150,911	139,326

Derivative instruments	562	3,651
Deferred income taxes, net	41,056	44,012
Other liabilities	43,823	39,656
Long-term debt, net	957,371	858,869
Total liabilities	1,193,723	1,085,514

Equity:
Members’ capital	377,122	345,458
Accumulated other comprehensive loss	(5,276)	(8,153)
Total equity	371,846	337,305

Total liabilities and equity	$1,565,569	$1,422,819

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2015 and 2014

	(In thousands)
	2015	2014
Operating revenues:
Regulated natural gas sales	$283,072	$300,663
Regulated transportation and storage	94,375	88,821
Other regulated operating revenues	6,197	5,575
Unregulated and other revenues	75,652	97,069
Total operating revenues	459,296	492,128

Operating costs and expenses:
Purchases and other costs of sales	199,258	252,940
Operation and maintenance	68,505	71,297
General and administrative	54,313	50,641
Depreciation and amortization	46,521	41,003
Taxes, other than income taxes	8,235	7,694
Total operating costs and expenses	376,832	423,575

Operating income	82,464	68,553

Other income (expense):
Interest income	298	386
Interest expense and other financing costs	(34,378)	(32,511)
Other, net	3,043	1,375
Total other income (expense), net	(31,037)	(30,750)

Income before income taxes	51,427	37,803

Income tax provision	(9,763)	(2,941)

Net income	$41,664	$34,862

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2015 and 2014

	(In thousands)
	2015	2014

Net income	$41,664	$34,862

Other comprehensive income (loss):
Derivative instruments designated as cash flow hedges:
Unrealized losses on commodity derivatives, net of tax of $1,047 and $258, respectively	(1,601)	(395)
Reclassification of net realized losses (gains) on commodity derivatives into purchases and other costs of sales, net of tax of $(1,050) and $480, respectively	1,605	(733)
Reclassification of net realized (gains) losses on commodity derivatives into unregulated revenues, net of tax of $107 and $(38), respectively	(164)	57
Unrealized losses on interest rate swaps	(1,643)	(2,130)
Reclassification of net realized losses on interest rate swaps into net income	4,680	4,624

Other comprehensive income	2,877	1,423

Comprehensive income	$44,541	$36,285

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF EQUITY

YEARS ENDED DECEMBER 31, 2015 and 2014

(In thousands)

				Accumulated
			Members’	Other
	Class A	Class B	Capital	Comprehensive
	Member	Members	Total	Loss	Total

Balance, December 31, 2013	$175,798	$175,798	$351,596	$(9,576)	$342,020

Comprehensive income	17,431	17,431	34,862	1,423	36,285

Distributions to members	(20,500)	(20,500)	(41,000)	—	(41,000)

Balance, December 31, 2014	172,729	172,729	345,458	(8,153)	337,305

Comprehensive income	20,832	20,832	41,664	2,877	44,541

Contributions from members	16,000	16,000	32,000	—	32,000

Distributions to members	(21,000)	(21,000)	(42,000)	—	(42,000)

Balance, December 31, 2015	$188,561	$188,561	$377,122	$(5,276)	$371,846

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2015 and 2014

	(In thousands)
	2015	2014
Cash flows from operating activities:
Net income	$41,664	$34,862
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	46,521	41,003
Deferred income taxes, net	2,483	9,411
Unrealized derivative (gains) losses	(2,460)	3,402
Other adjustments	3,929	4,131
Changes in operating assets and liabilities:
Trade accounts receivable	16,411	(5,176)
Gas in underground storage	4,465	(2,567)
Regulatory assets and liabilities	26,415	(14,182)
Other assets	(4,397)	(1,204)
Trade accounts payable	(7,359)	(177)
Accrued expenses and other liabilities	8,405	(961)
Net cash provided by operating activities	136,077	68,542

Cash flows for investing activities:
Capital expenditures	(199,287)	(121,657)
Acquisition of gas field	(24,911)	—
Acquisition of customer list	(2,340)	—
Other, net	(1,302)	5,219
Net cash used in investing activities	(227,840)	(116,438)

Cash flows from financing activities:
Payments on term loans	(190,000)	(70,000)
Net (payments) borrowings on revolving credit facility	(91,600)	43,600
Proceeds from long-term debt	380,000	115,000
Payment of debt issuance costs	(32)	(1,015)
Contributions from members	32,000	—
Distributions to members	(42,000)	(41,000)
Net cash provided by financing activities	88,368	46,585

Net decrease in cash	(3,395)	(1,311)
Cash at beginning of year	3,806	5,117
Cash at end of year	$411	$3,806

Supplemental cash flow information:
Cash paid for interest	$34,220	$31,882
Cash paid for income taxes, net	$5,646	$428
Capital expenditures included in trade accounts payable	$5,699	$11,225

See accompanying notes to consolidated financial statements.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

1.     Organization and Business

SourceGas Holdings and its wholly owned subsidiary, SourceGas LLC, were formed as Delaware limited liability companies in September 2006 and acquired by General Electric Company and Alinda Investments LLC in March 2007.  As used herein, the terms “the Company” and “SourceGas” refer to SourceGas Holdings and its consolidated subsidiaries, collectively.

SourceGas was acquired by Black Hills Utility Holdings, Inc. (“Black Hills”) on February 12, 2016 for $1.89 billion, which included an estimated $200.0 million in capital expenditures through closing and an assumption of $760.0 million in debt at the time of closing.  The acquisition was effected pursuant to a purchase and sale agreement among Alinda Gas Delaware LLC, Alinda Infrastructure Fund I, L.P. and Aircraft Services Corporation (“ASC”), as sellers, and Black Hills, as buyer in favor of the sellers.  Black Hills acquired 99.5% of the outstanding equity interests of SourceGas under the terms of the purchase and sale agreement, and received an option to acquire the remaining 0.5% interest in SourceGas from ASC.

SourceGas is a natural gas utility company providing distribution, transportation, storage and sales to a diverse mix of customers in the Rocky Mountains and Midwest United States.  The Company’s primary business is the operation of regulated natural gas local distribution companies located in Arkansas, Colorado, Nebraska and Wyoming.  The Company is also engaged in the regulated transportation of natural gas for third parties through its intrastate pipeline systems.  In addition to its regulated activities, the Company (i) provides unbundled natural gas sales in Nebraska and Wyoming and (ii) sells, installs and services appliances and equipment.  The Company operates primarily through the four subsidiaries of SourceGas LLC as described below.

SourceGas Distribution LLC (“SGD”).  SGD is a regulated public utility consisting of retail natural gas distribution operations that serves approximately 266,000 customers in Colorado, Nebraska and Wyoming.  SGD also sells appliances and heating equipment and provides associated repair services and appliance protection plans.

SourceGas Arkansas (“SGA”).  SGA is a regulated public utility consisting of retail natural gas distribution operations that serves approximately 163,000 customers in Arkansas.  SGA also sells appliances and heating equipment and provides associated repair services and appliance protection plans.

Rocky Mountain Natural Gas LLC (“RMNG”).  RMNG is a regulated public utility that provides regulated transmission and wholesale natural gas service to SGD at town border stations in western Colorado and also provides intrastate transportation services for natural gas producers, shippers and industrial customers.  RMNG generates additional revenues from the processing and sale of natural gas liquids.

SourceGas Energy Services Co. (“SGES”).  SGES is an unregulated natural gas marketer providing retail distribution customers in Nebraska and Wyoming with unbundled natural gas commodity offerings under the regulatory-approved Choice Gas program.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

2.     Summary of Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of SourceGas Holdings and its subsidiaries, all of which are wholly owned.  All material intercompany transactions have been eliminated.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures.  Estimates are based on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances.  These estimates may involve complex situations requiring a high degree of judgment either in the application and interpretation of existing literature or in the development of estimates that impact the financial statements. The most significant estimates relate to the accounting for the unbilled revenue accrual, regulatory infrastructure program accruals, uncollectible accounts and other allowances for contingent losses, valuation of goodwill and intangible assets, retirement plan benefit obligations, derivative and hedging activities and provisions for income taxes.  SourceGas evaluates its estimates on an ongoing basis and actual results could differ from estimates.

Effects of Regulation

SourceGas’ natural gas utility operations are subject to regulation with respect to rates, service, maintenance of accounting records, pipeline integrity and various other matters by the respective regulatory authorities in the states in which the Company operates.  The Company’s accounting policies reflect the financial effects of the ratemaking and accounting practices and policies of those regulatory authorities, where appropriate.  As a result, SourceGas recognizes certain costs as regulatory assets that would otherwise be charged to expense and recognizes certain proceeds as regulatory liabilities that would otherwise be recorded as revenue.  The Company records regulatory assets when it is probable that costs will be recovered through rates charged to customers and records regulatory liabilities when it is probable that credits will be provided to customers as a result of the ratemaking process.

Revenue Recognition

Revenue from Regulated Operations. Regulated retail natural gas distribution revenues, derived primarily from the sale and transportation of natural gas, are recognized when gas is delivered to and received by the customer.  SourceGas bills customers of its regulated retail natural gas distribution businesses on a monthly billing cycle basis; however, the billing cycle periods for certain classes of customers do not necessarily coincide with accounting periods used for financial reporting purposes.  The Company estimates and accrues revenues applicable to gas delivered to customers, but not yet billed.  Estimated unbilled revenues were $44.1 million and $58.6 million as of December 31, 2015 and 2014, respectively.  Payments received from customers who participate in budget billing, whose balance represents the amount paid in excess of gas delivered, are included in deferred revenue.

SourceGas’ revenues for its regulated transmission operations are recognized in the period in which actual volumes are transported.  The Company also provides various types of natural gas transportation services to its customers in which the natural gas remains the property of these customers at all times.  The customer pays a two-part rate that includes a fixed fee and a per-unit rate

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

for volumes actually transported.  The fixed-fee component of the overall rate is recognized as revenue ratably over the contract period.  The per-unit charge is recognized as revenue when the volumes are transported.

Revenue from Unregulated Operations.  Revenue from unregulated natural gas marketing operations is recognized when gas is delivered to the customer.  The Company also offers a pricing option known as WinterGuard® under which the customer pays a fixed amount per month over a one- or two-year contract period from June to May for the customer’s gas consumption during the contract period.  The total contract fee is recognized as revenue over the contract period based on the delivered portion of the customer’s total estimated consumption.  Future consumption is estimated based on the customer’s historical gas consumption and normalized weather patterns.  Amounts billed to those customers in excess of revenue recognized are recorded as deferred revenue.

In both regulated and unregulated operations, SourceGas bills and collects from its customers certain taxes based on revenues that are imposed by governmental authorities in the jurisdictions in which the Company operates.  SourceGas records revenues net of such taxes.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable arise primarily from natural gas sales to residential, commercial, industrial and other customers, as well as merchandise loans with maturities of less than one year relating to the sales of appliances and heating equipment.  These receivables are stated on the consolidated balance sheets net of a $1.7 million and $2.1 million allowance for doubtful accounts at December 31, 2015 and 2014, respectively.  The allowance for doubtful accounts reflects the Company’s estimate of probable losses in its receivable balance determined on the basis of historical experience, specific allowances for high credit risk accounts and other currently available evidence.  When specific accounts are determined to be uncollectible, the allowance and receivable are relieved.

Gas in Underground Storage and Inventories

The Company uses underground gas storage facilities to help manage the seasonality of its business and to optimize the prices for which gas is purchased.  SourceGas’ natural gas inventories for unregulated operations are generally carried at the lower of cost or market value using the weighted average cost method.  The Company’s natural gas inventories for regulated utility operations are generally stated at the lower of average cost or net realizable value.  The regulatory treatment of utility gas inventories provides for cost recovery in customer rates.  Inventories, which represent materials and supplies are carried at the lower of cost or market and are accounted for using the average cost method.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	December 31,
	2015	2014
Property, plant and equipment:
Natural gas distribution	$842,029	$721,797
Natural gas transmission	351,967	288,686
Other property, plant and equipment in service	350,742	353,543
Construction work in progress	79,343	57,218
Total property, plant and equipment	1,624,081	1,421,244

Less accumulated depreciation and amortization	(611,503)	(581,055)

Property, plant and equipment, net	$1,012,578	$840,189

Property, plant and equipment are stated at original cost, net of contributions in aid of construction.  For constructed plant, original cost includes indirect costs from shared resource activities, allowance for funds used during construction (“AFUDC”) and other costs that clearly relate to plant construction.  AFUDC represents the estimated cost of funds used to finance the construction of major projects and is capitalized when the completed projects are placed in service.  AFUDC of $2.5 million and $1.4 million was capitalized in the years ended December 31, 2015 and 2014, respectively.

Expenditures that increase capacity, improve efficiency or extend service lives are capitalized.  Repairs and maintenance costs are expensed as incurred.  The original cost of retirements of depreciable regulated property, plant and equipment, plus the cost of removal, less salvage, is recorded in accumulated depreciation with no effect on current period earnings.  Gains or losses are recognized upon retirement of unregulated and regulated property, plant and equipment constituting an operating unit or system when sold or abandoned.

Regulated plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives.  Depreciation rates include components that compensate for nonlegal costs of removal (net of salvage value), and retirements, as approved by the appropriate regulatory agency.  The composite weighted average depreciation rates were 3.30% and 3.49% for the years ended December 31, 2015 and 2014, respectively.  Depreciation on unregulated property, plant and equipment is generally computed on the straight-line method based upon estimated service lives ranging from 3 to 52 years.

Asset Retirement Obligations

The Company records a liability at fair value for an asset retirement obligation (“ARO”) and corresponding accretion expense when the legal obligation to retire the asset has been incurred with an offsetting increase to the carrying value of the related asset.  SourceGas has recorded an ARO in other liabilities of $0.2 million and $0.3 million as of December 31, 2015 and 2014, respectively.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

Impairment of Long-lived Assets

SourceGas reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable.  For any assets with carrying values that are determined to be unrecoverable, the Company records an impairment charge to write down the carrying amount of the asset to its estimated fair value.  SourceGas has not recorded any material asset impairments for the years ended December 31, 2015 and 2014.

Goodwill and Intangible Assets

Goodwill is assigned to reporting units as of the date of the related business combination.  SourceGas’ reporting units include SGD, SGA, RMNG and SGES.  In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350 Intangibles — Goodwill and Other, goodwill and other intangible assets with indefinite lives, such as trademarks and trade names, are reviewed for impairment annually during the fourth fiscal quarter and whenever an event or a change in circumstances indicates that impairment may have occurred. Intangible assets with a finite life are amortized over their estimated useful lives. This standard provides companies the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test.  If this is the case, the two-step goodwill impairment test is required.  An impairment loss is recorded when the carrying amount of goodwill and other intangibles exceeds their fair value.  For the year ended December 31, 2015, the Company performed a qualitative assessment and determined that it was not more likely than not that the fair value of the reporting units were less than the carrying value; therefore, no impairment was recognized.  For the year ended December 31, 2014, the Company completed step one of the two-step goodwill impairment test and determined that the Company’s reporting units’ fair value exceeded their carrying value; therefore, no impairment was recognized.

During 2015, the Company corrected an immaterial error in deferred tax liabilities related to the initial accounting of the 2007 acquisition of SourceGas.  The acquisition included an entry in which assets valued at $4.6 million were included in the computation of net book value but excluded from the computation of net tax value, resulting in an overstatement of deferred tax liabilities by $1.8 million. This prior period error is not considered material to previously issued financial statements; therefore, no retrospective adjustments were made.  The Company has corrected this error in its accompanying balance sheet as of December 31, 2015 through a reduction in deferred tax liabilities and a decrease in goodwill.

No adjustments were required to be made to the accompanying consolidated statements of income, equity, comprehensive income and cash flows for the years ended December 31, 2015 and 2014.  The Company evaluated the annual impairment testing performed from 2008 through 2015 and determined that this decrease in goodwill would not have changed the results of the impairment testing for those years.

Derivative Instruments

SourceGas utilizes derivative instruments for the purpose of mitigating risks resulting from changes in interest rates, energy commodity prices and volumetric load variances.  The objectives and strategies for using derivatives have been tailored to the Company’s regulated and unregulated businesses.

SourceGas records all derivative instruments at fair value in the consolidated balance sheets as either an asset or liability unless they qualify for certain exceptions, including the normal purchases and normal sales exception.  Changes in a derivative’s fair value are ultimately recognized in earnings.  The timing of when the changes in fair value are recorded in earnings depends on whether the

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

derivative has been designated and qualifies as part of a hedging relationship or if authoritative guidance for rate-regulated entities allows an alternative accounting treatment.  Changes in fair value for derivatives that do not meet one of these criteria are recognized in earnings as they occur.

Note 7 describes SourceGas’ use of derivative instruments and the related effect on its consolidated financial statements.

Fair Value of Financial Instruments

Certain assets and liabilities are recognized or disclosed at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  GAAP established a three-level fair value hierarchy that prioritizes the inputs used to measure fair value.  These levels are as follows:

•                  Level 1 — Quoted prices in active markets for identical assets or liabilities

•                  Level 2 — Pricing inputs other than quoted prices included within Level 1, which are either directly or indirectly observable for the asset or liability as of the reporting date. These inputs are derived principally from, or corroborated by, observable market data.

•                  Level 3 — Pricing based upon inputs that are generally unobservable, based on the best information available and reflect management’s assumptions on how market participants would price the asset or liability.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, long-term debt and derivative instruments.  Except for the Senior Notes and the Senior Secured Notes, the fair values of SourceGas’ financial instruments approximate their respective carrying amounts in the consolidated balance sheets.  As a result of changes in market interest rates and other factors, the fair value of the Company’s fixed-rate Senior Notes was approximately $330.2 million and $351.0 million compared with a net carrying amount of approximately $324.9 million and $324.8 million as of December 31, 2015 and 2014, respectively.  The fair value of the fixed-rate Senior Secured Notes was approximately $98.0 million and $102.3 million compared to a net carrying value of $95.0 million as of December 31, 2015 and 2014, respectively.  SourceGas determined the fair value of the Senior Notes and the Senior Secured Notes based on the mid-range market price as determined by the bond dealer, which is based on significant other observable inputs within Level 2 of the fair value hierarchy.

See Note 7 for fair value measurements of the Company’s derivative instruments.

Income Taxes

SourceGas’ operations are conducted in the United States through limited liability companies and corporations.  The Company is treated as a partnership for federal and state income tax purposes, with each partner taxed separately on its allocated share of the Company’s taxable income. Accordingly, the accompanying consolidated financial statements do not include a provision or liability for federal income taxes except for the Company’s corporate subsidiaries that are subject to federal or state income taxes.  These corporate subsidiaries are wholly owned by SourceGas Inc., which is a subsidiary of the Company.  SourceGas accounts for these income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes.  The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change is enacted.  The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.  Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties payable to the taxing authorities.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

See Note 8 for income tax disclosures and the tax effects of temporary differences that impact deferred tax assets and liabilities.

Concentration of Credit Risk

Credit risk is the risk of financial loss to the Company if a customer fails to perform its contractual obligations.  SourceGas engages in transactions for the purchase and sale of products and services with companies in the natural gas industry and with industrial, commercial and residential natural gas consumers.  These transactions principally occur in the Rocky Mountain and Midwest regions of the United States.  SourceGas believes that this geographic concentration does not contribute significantly to its overall exposure to credit risk.  Credit risk associated with trade accounts receivable is mitigated by the large number of individual customers and the diversity in the Company’s customer base.

SourceGas also has credit risk exposure to counterparties with whom the Company has open derivative instruments in asset positions.  The Company’s over-the-counter financial commodity derivatives are with a number of counterparties each of which has an investment-grade credit rating.  SourceGas’ physical commodity derivatives with nonrated counterparties are reviewed in accordance with the Company’s credit risk policy.  SourceGas enters into interest rate swaps only with counterparties whose debt securities are rated investment-grade by the major rating agencies, and the Company actively monitors the counterparties’ credit ratings.  Based on the external credit rating and internal credit review of the counterparties, SourceGas believes the risk of default is remote.

New Accounting Standards

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which supersedes ASC 840, Leases.  This ASU requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months.  Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of 12 months or less. The ASU does not significantly change the lessees’ recognition, measurement and presentation of expenses and cash flows from the previous accounting standard.  Lessors’ accounting under the ASC is largely unchanged from the previous accounting standard. In addition, the ASU expands the disclosure requirements of lease arrangements.  Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients.  The guidance is

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

effective for the Company beginning after December 15, 2019. Early adoption is permitted.  SourceGas is currently evaluating the impact that adoption of ASU 2016-02 will have on its financial position, results of operations or cash flows.

In November 2015, the FASB issued ASU 2015-17 Balance Sheet Classification of Deferred Taxes, which provides guidance on financial statement presentation for deferred tax assets and deferred tax liabilities. All deferred taxes are to be presented as non-current. FASB issued this guidance as part of its initiative to reduce complexity in accounting standards. This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods beginning after December 15, 2018. The guidance may be applied either prospectively, for all deferred tax assets and liabilities, or retrospectively by reclassifying the comparative balance sheets. Early adoption is permitted. SourceGas is currently evaluating the impact that adoption of ASU 2015-17 will have on its financial position, results of operations or cash flows.

In July 2015, the FASB issued ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): Part I. Fully Benefit-Responsive Investment Contract; Part II. Plan Investment Disclosures; Part III. Measurement Date Practical Expedient” (“ASU 2015-12”).  ASU 2015-12 Part II simplifies the disclosure of plan assets by removing the requirement to disaggregate the fair value of assets disclosed by general type.  ASU 2015-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, and early adoption is permitted.  SourceGas is currently evaluating the impact that adoption of ASU 2015-12 will have on its financial position, results of operations or cash flows.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires an entity to measure inventory, other than inventory accounted for under last-in, first-out method or retail inventory method, at the lower of cost or net realizable value.  ASU 2015-11 is effective for annual periods beginning after December 15, 2016 on a prospective basis.  SourceGas is currently evaluating the impact that adoption of ASU 2015-11 will have on its financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires the presentation of debt issuance costs in the balance sheet as a direct deduction from the associated debt liability.  In August 2015, ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30) - Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements was issued to address the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The new requirements are effective beginning January 1, 2016.  Early adoption is permitted, and the new guidance will be applied on a retrospective basis.  SourceGas does not plan to adopt this standard early and is currently evaluating the impact that adoption of ASU 2015-03 will have on its financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires entities to recognize revenue depicting the transfer of goods or services to customers at amounts expected to be entitled to in exchange for those goods or services.  The standard provides a five-step approach to revenue recognition: (1) identify the contract(s) with the customer; (2) identify the separate performance obligations in the contract;  (3) determine the transaction price; (4) allocate the transaction price to separate performance obligations; (5) recognize revenue when (or as) each performance obligation is satisfied.  The new requirements are effective for nonpublic companies

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

beginning January 1, 2019, per ASU 2015-14, Deferral of Revenue Standard ASU 2014-09.  Adoption under the effective dates of ASU 2014-09 is permitted.  SourceGas is currently evaluating the impact that adoption of ASU 2014-09 will have on its financial position, results of operations or cash flows.

There were no other new significant accounting standards applicable to the Company that have been issued but not yet adopted by the Company as of December 31, 2015 and through the issuance of these financial statements.

3.     Regulatory Matters

Regulatory Assets and Liabilities

The following regulatory assets and liabilities are reflected in the consolidated balance sheets (in thousands):

	December 31,
	2015	2014
Regulatory Assets:
Purchased gas costs	$9,284	$21,876
Unrealized losses on derivative instruments	1,437	2,591
Pension plan	20,616	14,248
Postretirement medical plan	4,423	4,397
Rate Regulation and application costs	616	877
Other	5,544	1,535
Total regulatory assets	41,920	45,524
Less amount included in current assets	(10,787)	(16,885)
Regulatory assets, noncurrent	$31,133	$28,639

Regulatory Liabilities:
Purchased gas costs	$14,808	$1,457
Recoverable Demand Side Management expenses	4,430	2,273
Recovery from litigation settlement	1,621	—
Unrealized losses on derivative instruments	610	820
Other	1,495	1,262
Total regulatory liabilities	22,964	5,812
Less amount included in current liabilities	(21,296)	(5,010)
Regulatory liabilities, non-current	$1,668	$802

SourceGas defers purchased gas costs that otherwise would be charged to expense in accordance with gas cost adjustment mechanisms set forth in filings approved by the public utility commissions.  The Company is permitted to recover such costs through rates charged to customers.  The Company records an asset when purchased gas costs cumulatively exceed related billings and records a liability when billings cumulatively exceed related costs.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

At December 31, 2015 and December 31, 2014, purchased gas costs in regulatory assets include $8.8 million and $13.1 million, respectively, in unrecovered gas costs related to the Litigated Settlement Special Rate Surcharge approved by the Colorado Public Utilities Commission (“CPUC”).  RMNG is authorized to recover these amounts from customers through rate surcharges before November 1, 2017.  Other purchased gas costs included in regulatory assets and regulatory liabilities are being recovered or refunded in rates, or are deferred pending regulatory review and approval.  Generally, the applicable gas cost adjustment mechanisms provide for recovery or refund of deferred purchased gas costs over a 12-month period following the approval of a filing with the state public utility commissions with respect to such costs.

The following table presents the purchased gas costs by state in an under or (over) collected gas position:

	December 31,
	2015	2014
Arkansas	$(7,186)	$4,673
Colorado	(7,061)	3,253
Nebraska	397	(1,457)
Wyoming	(470)	900
RMNG (1)	—	—
Total purchased gas cost, net	$(14,320)	$7,369

(1) Excludes the Litigated Settlement Special Rate Surcharge discussed above.

At December 31, 2015 and 2014, regulatory assets also include (i) unamortized costs incurred in connection with various regulatory applications that the Company is permitted to amortize and recover in its rates, (ii) unrealized gains and losses on derivative instruments that are used to mitigate the volatility in purchased gas costs for regulated utility customers and (iii) uncollectible customer accounts that the Company is permitted to recover in its rates.  As discussed further in Note 6, SourceGas also has recorded regulatory assets for actuarial losses that have not yet been recognized in periodic benefit cost for the Company’s pension and other postretirement benefit plans.  The amounts recorded as regulatory assets at December 31, 2015 and 2014 are not earning a rate of return.

Rate Filings and Other Matters

SourceGas Arkansas Inc.

Act 310 Surcharge

On August 1, 2013, SGA filed an “Act 310” Surcharge with the Arkansas Public Service Commission (“APSC”).  The purpose of the surcharge was to recover expenditures that SGA had reasonably incurred as a direct result of legislative or regulatory requirements relating to the protection of the public health, safety or the environment.  The surcharge, which was projected to recover annual expenses of approximately $1.4 million, became effective upon filing.  On January 14, 2014, an Administrative Law Judge issued an order approving SGA’s Act 310 Surcharge.  That order became the final order of the APSC on February 13, 2014.  Between August 1, 2013 and early July 2014, when SGA stopped billing its customers under its Act 310 Surcharge (see below), SGA recovered approximately $1.6 million under that surcharge.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

On September 9, 2013, SGA made a general rate case filing with the APSC, seeking approval of revised rates.  On July 7, 2014, the APSC approved a settlement agreement that had been reached by all of the parties to the rate case, and the Company began billing new, increased, rates to its customers.  The increased rates provided SGA with, among other things, recovery of expenditures, which it had been recovering under its Act 310 Surcharge.  Therefore, SGA stopped billing customers under that surcharge when the rates went into effect.

Shortly after the APSC had approved SGA’s Act 310 Surcharge, the Arkansas Attorney General appealed the APSC’s order to the Arkansas Court of Appeals.  While that appeal was pending, the Arkansas Court of Appeals remanded to the APSC a case in which the APSC had approved Entergy’s Act 310 Surcharge, and directed the APSC to make additional findings regarding that surcharge.  As one of the issues in the Entergy case was the same issue raised by the Attorney General in SGA’s case, the parties requested the Court of Appeals to remand the SGA Act 310 case back to the APSC for additional findings.  The Court of Appeals did so, in May 2015.  Since that time, the APSC has taken no action on SGA’s Act 310 case.

Big River Steel

On March 11, 2014, SGA filed an application with the APSC seeking approval of a special rate contract between SGA and Big River Steel LLC, for natural gas transportation service at Big River Steel’s planned mini mill in Osceola, Arkansas.  On April 17, 2014, SGA filed an application with the APSC for approval to construct the pipeline needed to serve Big River Steel’s mini mill.  On June 20, 2014 and June 27, 2014, the APSC approved SGA’s special rate contract and the construction of the pipeline, respectively.  Under the special rate contract, Big River Steel is obligated to pay SGA a minimum amount for natural gas transportation service each year for a minimum of 20 years.  Also under that contract, Big River Steel paid SGA a $5.0 million construction deposit, which SGA will refund to Big River Steel when SGA first delivers natural gas to Big River Steel’s mini mill.   SGA expects the work on the pipeline and all appurtenances to be completed by the end of March 2016 and Big River Steel is expected to begin operations at the mini mill in the fall of 2016.

2015 Rate Case

On April 1, 2015 SGA made a general rate case filing with the APSC, seeking approval of revised rates, which would increase annual revenues by approximately $12.6 million.  In the rate case filing, SGA also sought approval of a new Infrastructure Program Rider (“IP Rider”), which would provide recovery to SGA for the costs it incurs in replacing bare steel mains, and certain other mains, as well as the costs of relocating meters susceptible to being struck by a motor vehicle.  SGA was recovering those costs through two different riders, its Main Replacement Program Rider (“MRP Rider”) and its At-Risk Meter Relocation Program Rider (“ARMRP Rider”).  The proposed IP Rider would, in effect, combine the current MRP Rider and ARMRP Rider, and would also eliminate the regulatory lag in the recovery of costs present in those two riders.  In its rate case filing, SGA also proposed to offer new services to its transportation customers, who purchase their natural gas from suppliers other than SGA, but pay SGA to deliver the natural gas to those customers.

On November 20, 2015, all of the parties to the rate case, other than the Arkansas Attorney General, filed a proposed settlement agreement with the APSC.  Following an evidentiary hearing at which the Attorney General opposed several provisions of the proposed settlement agreement, the APSC approved a revised version of the proposed settlement agreement on February 4, 2016.  Under the APSC’s order, SGA received an annual rate increase of $8.0 million.  While SGA agreed to drop its proposed IP Rider, the APSC’s order approved changes to the MRP Rider and to the ARMRP Rider which, among other things, eliminated the regulatory lag in the recovery of costs which had existed in

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

those riders.  The settlement agreement approved by the APSC also provided for SGA to offer Market Center Services to its transportation customers.

Stockton

On July 16, 2015, SGA filed with the APSC an application seeking approval of SGA’s purchase of the Stockton Storage Field (“Stockton”), located in Franklin County, Arkansas, from SWN Production (Arkansas), LLC, as well as a rider that would allow the Company to recover the costs of and earn a return on the purchase until the storage field can be included in SGA’s rate base in the Company’s next general rate case.  Following approval by the APSC, SGA purchased Stockton on October 21, 2015 for $25.0 million. The purchase of Stockton allowed SGA to reduce the increasingly costly upstream capacity it held on two interstate pipelines, resulting in a reduction of gas costs to SGA’s ratepayers.  SGA’s ownership of the storage field also increases the Company’s capacity to offer its Market Center Services (“MCS”) that were approved in SGA’s most recent rate case (see above).  Under the MCS tariff approved by the APSC in that rate case, SGA ratepayers will receive 60.0% of net MCS revenues for the first five years following the acquisition of Stockton and 50.0% thereafter.

SourceGas Distribution LLC

Wyoming

On September 9, 2013, SGD filed an application with the Wyoming Public Service Commission (“WPSC”) to construct major facilities consisting of a new compressor station (“Chokecherry”), natural gas transmission pipeline and other facilities that will interconnect SGD’s facilities with adjacent interstate pipelines.  SGD is also seeking authority to implement new unbundled storage services, market center services and a revenue sharing mechanism.  At its hearing on March 27, 2014, the WPSC approved the major elements of SGD’s application with revisions to the revenue sharing agreement and on August 14, 2014 issued its written order reflecting such approval.

Nebraska

SGD periodically files with the Nebraska Public Service Commission (“NPSC”) seeking approval of an infrastructure system replacement cost recovery charge (“ISR Charge”).  The purpose of the ISR Charge is to recover capital expenditures that SGD has incurred as a result of legislative or regulatory requirements relating to the protection of the public health, safety or the environment and is in addition to SGD’s currently effective base rates.  On June 25, 2013, the NPSC approved, and SGD implemented an ISR Charge, which generated annual revenues of $0.7 million effective July 1, 2013.  On May 1, 2014, SGD filed an application with the NPSC seeking approval of a second ISR Charge.  A hearing on the stipulation between SGD and the Public Advocate was held on July 30, 2014.  The NPSC approved the SGD’s second ISR Charge which was implemented September 1, 2014, and it is designed to generate annual revenues of $0.5 million.

On May 1, 2014, SGD filed an application with the NPSC seeking approval to put into effect a System Safety and Integrity Rider (“SSIR”) and initial SSIR charges designed to collect $1.5 million of revenue requirement for SSIR projects completed in 2014. The NPSC granted SGD’s SSIR application with certain conditions.

On November 10, 2014, SGD filed an application with the NPSC seeking approval to put into effect a 2015 SSIR to collect $1.4 million of revenue requirement for SSIR projects that will be completed in 2015.  The NPSC approved the application but reduced the amount to be recovered to $1.3 million.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

On October 1, 2015, SGD filed an application with the NPSC seeking approval to put into effect a 2016 SSIR to collect $3.8 million of revenue requirement for SSIR projects that will be completed in 2016.  On January 12, 2016, the NPSC approved the application.

Colorado

On April 26, 2015, SGD filed an application with the CPUC requesting approval to implement a Choice Gas Program in Colorado for its North Eastern and Western Slope customers, effective June 1, 2016.  Choice Gas is the unbundling of natural gas service by allowing competitive commodity supply options.  The delivery of natural gas by SGD will still be regulated by the CPUC.  If approved by the CPUC, customers will have the opportunity to choose a natural gas supplier and pricing option that best suits their needs.   On July 17, 2015, SGD filed an Unopposed Motion to Vacate Hearing and Procedural Schedule, Waive Statutory Time limits, Hold Proceeding in Abeyance and Waive Response Time (Motion to Vacate) to hold the proceeding in abeyance for six months so SGD can determine how the Black Hills acquisition impacts the Choice Gas filing.  The CPUC granted this motion.  On January 18, 2016, SGD filed a Status Report and asked for an additional 60 days through March 18, 2016 to determine how the Black Hills acquisition impacts the Choice Gas filing.  The CPUC granted this request.

Due to the agreement entered on July 12, 2015 by Black Hills and SourceGas Holdings, on August 10, 2015, SGD, RMNG and Black Hills, filed with the other three state commissions Joint Applications, exhibits and attachments and supporting testimony, requesting from them a final order on or before February 1, 2016.   The NPSC granted the application on January 26, 2016 and the WPSC granted the application at the hearing on January 26, 2016.  The CPUC decision approving the application became effective by operation of law on February 11, 2016.  On February 12, 2016, the sale was closed and SourceGas Holdings became a subsidiary of Black Hills.

Rocky Mountain Natural Gas LLC

On March 31, 2014, RMNG filed an advice letter proposing an SSIR rate designed to collect $1.8 million of revenue requirement for SSIR projects to be completed in 2014.  The rate went into effect on June 1, 2014, on an interim basis, subject to refund.  On September 17, 2014, a settlement was reached and the CPUC approved most of the SSIR projects for inclusion in the SSIR rate.  RMNG issued a refund of $0.5 million to ratepayers on December 16, 2014.  On October 31, 2014, RMNG filed an advice letter proposing an SSIR rate to collect $0.4 million of revenue requirement for SSIR projects that will be completed in 2015.  This SSIR rate went into effect on a permanent basis on January 1, 2015.    On October 30, 2015, RMNG filed an advice letter proposing an SSIR rate to collect $0.8 million of revenue requirement for SSIR projects that will be completed in 2016.   This SSIR rate went into effect on a permanent basis on January 1, 2016.

Sale of SourceGas Companies to Black Hills

On July 12, 2015, Black Hills entered into an agreement to purchase SourceGas Holdings and its subsidiaries from its then current owners.  This acquisition constituted a change in control for the SourceGas subsidiaries and, therefore, approvals from the respective state commissions were needed to close the transaction.

On August 10, 2015, SGA, SGD, RMNG and Black Hills filed with the four state commissions an application requesting approval of the transaction.  On January 15, 2016, the APSC issued an order approving the transaction.  The NPSC granted the application on January 26, 2016 and the WPSC granted the application at the hearing on January 26, 2016.  The ALJ’S Recommended Decision

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

became the decision of the CPUC by operation of law on February 11, 2016.  On February 12, 2016, the sale was closed and SourceGas Holdings became a subsidiary of Black Hills.

Various other matters affecting SourceGas’ regulated utility operations are subject to proceedings before the state public utility regulatory commissions in Arkansas, Colorado, Nebraska and Wyoming, as well as the Federal Energy Regulatory Commission.

4.     Debt

Long-term Debt

Long-term debt consisted of the following (in thousands):

			December 31, 2015		December 31, 2014
	Year		Weighted average		Weighted average
	Due	Interest	Interest Rate	Outstanding	Interest Rate	Outstanding
Senior Notes, unsecured	2017	Fixed	5.90%	$325,000	5.90%	$325,000
Senior Secured Notes	2019	Fixed	3.98%	95,000	3.98%	95,000
Term loan, secured by substantially all assets of SourceGas Holdings LLC by substantially all assets of SourceGas LLC	2018	Variable(1)	2.09%	150,000	1.92%	150,000
Term loan, unsecured	2016	Variable(1)	—	—	1.41%	150,000
Term loan, unsecured	2017	Variable(1)	1.12%	340,000	—	—
Revolving credit agreement, unsecured	2017	Variable(1)	1.66%	47,500	1.42%	139,100
Total				957,500		859,100
Less: Unamortized original issue discount on Senior Notes				(129)		(231)
Current maturities				—		—
Long-term debt, net				$957,371		$858,869

(1) Variable rate based on one, two, three, or six-month LIBOR

Senior Notes, Unsecured

On April 16, 2007, SourceGas LLC issued the 5.90% Senior Notes due 2017 with an aggregate principal amount of $325.0 million in exchange for cash proceeds totaling approximately $324.0 million, net of a 0.32% original issue discount.  The Senior Notes are unsecured, bear interest at a fixed rate of 5.90% payable quarterly and mature in April 2017.

Senior Notes, Secured

On September 29, 2014, SourceGas Holdings issued the 3.98% Senior Secured Notes (the “Notes”) with an aggregate principal amount of $95.0 million due in September 2019.  The Notes are secured by substantially all assets of SourceGas Holdings.  The interest payments are payable semi-annually,

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

beginning March 29, 2015.  SourceGas Holdings used $70.0 million of the proceeds to pay down the $220.0 million term loan at SourceGas Holdings and the remainder paid down the revolving credit agreement held at SourceGas LLC.

Term Loan, Secured

In June 2013, SourceGas Holdings entered into a new syndicated term loan of $200.0 million, which is scheduled to mature in June 2018.  On June 30, 2014, SourceGas Holdings borrowed additional funds on its existing $200.0 million term loan in the amount of $20.0 million.  The borrowings under this term loan bear interest at a variable rate based on one, two, three, or six-month LIBOR plus a margin dependent upon the Senior Notes’ rating.  Upon closing the applicable margin was 1.75%.  SourceGas Holdings received proceeds totaling $20.0 million from the majority of its existing lenders.  All proceeds were used to pay down a portion of the revolving credit agreement held at SourceGas LLC. In September 2014, the balance of this term loan was reduced to $150.0 million using $70.0 million in proceeds from the $95.0 million Notes.

Included in the consideration paid as part of the closing of the acquisition was the retirement of this $150.0 million term loan on February 12, 2016.

Term Loans, Unsecured

On January 15, 2015, SourceGas LLC entered into a term loan with an aggregate principal amount of  $275.0 million due July 2016, which bears interest at a variable rate based on one, two, three, or six-month LIBOR plus a margin dependent upon the Senior Notes’ rating.  Upon closing, the applicable margin rate was 0.75%.  The interest payments are payable monthly, beginning February 17, 2015.  Initial proceeds were used to pay down the $150.0 million term loan and the remainder was used to pay down a portion of the revolving credit agreement, both held at SourceGas LLC.

On September 18, 2015, SourceGas LLC amended and restated the $275.0 million term loan which had a balance of $235.0 million prior to the amendment.  The amended and restated agreement increased the aggregate principal amount to $280.0 million and the applicable margin rate to 0.88%, and extended the maturity date to June 30, 2017.  The interest payments are payable monthly, beginning October 1, 2015.  The proceeds were used to pay down a portion of the revolving credit agreement.

On December 1, 2015, SourceGas LLC amended and restated the term loan agreement which increased the aggregate principal amount to $340.0 million, with no other change in terms. The proceeds were used to pay down a portion of the revolving credit agreement.

Revolving Credit Agreement

On September 18, 2015, SourceGas LLC amended the $175.0 million revolving credit agreement.  The amended agreement decreased the borrowing capacity to $100.0 million and has extended the maturity date to June 30, 2017.  Included in the consideration paid as part of the closing of the acquisition was the retirement of the revolving credit agreement on February 12, 2016.

The Notes, term loans and revolving credit agreement contain certain covenants, including financial covenants that require SourceGas Holdings to maintain ratios of consolidated indebtedness to total capitalization below specified levels and an interest coverage ratio above a specified level.  As of December 31, 2015 and 2014, the Company was in compliance with these covenants.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

At December 31, 2015, the aggregate maturities of long-term debt are as follows (in thousands):

Year ending December 31:
2016	$—
2017 (1)	712,500
2018 (1)	150,000
2019	95,000
2020	—
$957,500

(1) Due to the Black Hills acquisition of SourceGas Holdings, the revolving credit agreement and the $150.0 million term loan due in 2017 and 2018, respectively, were paid off and terminated on February 12, 2016.

5.     Commitments and Contingencies

Lease and Purchase Commitments

SourceGas leases certain property, plant and equipment under operating leases.  Rent expense related to these leases totaled $2.3 million and $2.4 million for the years ended December 31, 2015 and 2014, respectively.  Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

Year ending December 31:
2016	$2,350
2017	2,226
2018	2,212
2019	1,676
2020	1,359
Thereafter	3,326
$13,149

SourceGas assumed agreements, executed under previous ownership, that require the Company to purchase all of the natural gas produced over the productive life of specific leaseholds in the Bowdoin  field in Montana.  The majority of these purchases are committed to distribution customers of the Company’s regulated utility companies in Colorado, Nebraska and Wyoming, which are subject to regulatory cost recovery mechanisms.  The prices to be paid under these agreements vary and currently exceed market prices in certain instances.  For the years ended December 31, 2015 and 2014, SourceGas’ purchases under these agreements totaled $10.9 million and $11.9 million, respectively.  Based on estimated production and forecasted prices, the Company estimates that purchases under these agreements will range from $5.7 million to $9.1 million for each of the next five years.  However, the volumes and cost of purchases under these agreements after five years cannot be reasonably estimated.

SourceGas has signed agreements providing for the reservation of firm pipeline capacity under which the Company is required to make fixed monthly payments for contracted capacity. SourceGas enters

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

into short-term sale agreements to release certain firm pipeline capacity on an annual basis to natural gas marketers in conjunction with the Choice Gas program.  However, as the release agreements are of a short-term nature, they are not reflected on the following schedule.

At December 31, 2015, the Company’s commitments for the reservation of firm pipeline capacity are as follows (in thousands):

Year ending December 31:
2016	$37,418
2017	45,248
2018	44,434
2019	40,636
2020	40,636
Thereafter	192,651
$401,023

SourceGas’ total obligations of fixed charges under the Company’s pipeline capacity purchase agreements were $17.4 million and $34.4 million as of December 31, 2015 and 2014, respectively, and amounts paid during the year for these contracts were $16.4 million and $17.9 million for the years ended December 31, 2015 and 2014, respectively.

SourceGas also enters into gas purchase agreements, which are short-term or long-term in nature.  At December 31, 2015, the long-term commitments to purchase physical quantities of natural gas under contracts indexed to the forward Colorado Interstate Gas (“CIG”), Panhandle Eastern Pipeline (“PEPL”) and Northwest Wyoming Pool (“NWWY Pool”) Natural Gas indices are as follows:

	Million Metric British Thermal Units (“Mmbtu”) (in thousands)
Year ending December 31:	CIG	PEPL	NW WY Pool
2016	1,519	1,680	1,216
2017	—	—	1,208
2018	—	—	1,208
2019	—	—	968
2020	—	—	—
	1,519	1,680	4,600

SourceGas’ total payments under long-term gas purchase agreements were $8.3 million and $16.5 million for the years ended December 31, 2015 and 2014, respectively.

Litigation

SGD and WBI Midstream (formerly known as Bitter Creek Pipelines LLC) were in a dispute regarding a Gas Gathering Agreement between the parties for the Bowdoin field in Montana.  SGD purchases gas in the Bowdoin field from Noble Energy pursuant to a Gas Purchase Contract known as the P-802 Contract.  Under the terms of the P-802 Contract, SGD is required to purchase all natural gas produced pursuant to specified pressures.  Through its investigations, SGD learned that Noble Energy and WBI Midstream employed a variety of schemes to over-deliver natural gas to SGD under the P-802 and Gas Gathering Agreement.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

In September 2009, SGD initiated arbitration against WBI Midstream pursuant to the Gas Gathering Agreement for breach of contract (referred to herein as SGD v. WBI Energy).  On October 14, 2010 the arbitration panel concluded that WBI Midstream had breached the Agreement.  The arbitrators awarded SGD damages in the amount of approximately $26.0 million, plus attorney’s fees of approximately $0.6 million.  WBI Midstream filed a Motion to Vacate the Arbitration Award which was denied.  WBI Midstream appealed this decision and the Colorado Court of Appeals reversed the trial court’s order and remanded the matter for trial. SGD’s Petition for Certiorari was denied.

On January 19, 2015, SGD submitted a written offer to Noble Energy to terminate the P-802 contract.  In December 2015, Noble Energy and SGD reached an agreement to terminate the P-802 Contract.  The terms of the agreement remain undisclosed as there was a provision to the agreement whereby SGD would file applications with the Colorado, Wyoming and Nebraska Public Service Commissions for the creation of a regulatory asset on SGD’s books and records comprised of the net buyout costs that SGD would incur to terminate the P-802 Contract.  The P-802 Contract will not be terminated until these applications are approved.  Colorado approved the application on January 27, 2016.  SGD anticipates approval by the Wyoming and Nebraska commissions by the end of April 2016.

In December 2015, WBI Energy and SGD reached an agreement to settle the SGD v WBI Energy litigation and to terminate the Gas Gathering Agreement simultaneous with the termination of the P-802 Contract.  SGD received $2.5 million from this settlement and $1.9 million is currently in regulatory liabilities, offset by deferred legal fees of $0.3 million.  The remainder of $0.6 million was a decrease to operating expenses.

SourceGas is involved in other litigation and claims arising from the day-to-day operations of the Company’s business.  SourceGas believes that the ultimate resolution of those matters will not have a material adverse impact on the Company’s business, consolidated balance sheets, cash flows or results of operations.

Environmental Matters

SourceGas is subject to federal, state and local laws and regulations governing environmental quality. RMNG is in the process of upgrading facilities at its Wolf Creek Storage Field.  Soil and water sampling was requested by the United States Forest Service (“USFS”) and the Bureau of Land Management (“BLM”) in response to discolored soil found onsite.  Small levels of contaminants were found in the immediate area around three of the well pads sampled.  RMNG remediated the contamination; however, subsequent samplings requested by the USFS and BLM demonstrated low levels of contamination which were remediated in the summer of 2015.  RMNG continues monitoring efforts and will be meeting with USFS and BLM in the spring of 2016 to reassess the need for additional monitoring.  SourceGas accrues liabilities related to these efforts when it is reasonable to estimate the amount, or range of amounts, of probable costs related to these efforts.  Management does not believe that it is reasonably possible that there will be a material change in the Company’s estimated liability in the near term and does not currently anticipate the disposition of any known efforts to have a material effect on the Company’s financial position, results of operations or cash flows.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

6.     Pension and Other Postretirement Benefits

Retirement Savings Plan

The SourceGas LLC Retirement Savings Plan (“Savings Plan”) is a defined contribution retirement plan qualified under Section 401(k) of the Internal Revenue Code and covers substantially all of SourceGas’ employees.  Savings Plan participants may contribute a portion of their pretax compensation to the plan, subject to limitations as defined in the Savings Plan or by the Internal Revenue Service.  The Company made nonelective and elective employer contributions to the Savings Plan that totaled $4.8 million and $4.5 million for the years ended December 31, 2015 and 2014, respectively.

Defined Benefit Pension Plan

The SourceGas LLC Retirement Plan (“Retirement Plan”) covers only employees that were eligible for benefits under similar plans sponsored by previous ownership prior to acquisition by SourceGas.

The Retirement Plan provides for defined pension benefits based on employment group.  Employment groups are determined based on the acquisition that brought the eligible employees to the Company.  As of December 31, 2015 and 2014, SourceGas has the following employment groups: SG Participants (March 2007 acquisition) and SGA Participants (July 2008 acquisition).  The benefits for these groups are based on the participant’s compensation rate and years of participation.

SourceGas established a trust that accumulates assets to pay benefits under the Retirement Plan.  The Company’s funding policy is to contribute annually at least the minimum required contribution under federal law using the actuarial cost method and assumptions used for determining annual funding requirements.

Assets in the trust are invested in cash, fixed income and equity investments in accordance with a written investment policy, which may be revised based on the actions of the SourceGas LLC Retirement Plan Committee (the “Committee”).  The Committee monitors actual performance against target allocations and adjusts actual allocations and targets in accordance with the investment policy.  The Committee uses outside consultants and investment managers to aid in the determination of asset allocation and the management of actual plan assets.  The Retirement Plan seeks to match the long-term nature of its funding obligations with investment objectives for long-term growth and income.

The asset allocation strategy reflects the Retirement Plan’s return objectives and risk tolerance.  Asset allocations, target and actual, expressed as a percentage of the market value of the Retirement Plan are as follows:

	December 31,
	2015	2014	Target Range
Asset category:
Equity securities	58%	60%	45% – 75%
Fixed-income securities	38%	39%	25% – 55%
Cash	4%	1%	0% – 5%
	100%	100%

The Company’s pension liability balance (the unfunded status) represents the difference between the projected benefit obligation for pensions and the market value of the pension assets.  This difference is made up of the unamortized actuarial gain or loss that arises during the period but is not recognized

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

as a component of net periodic pension cost and would typically be recognized as a component of accumulated other comprehensive income (“AOCI”).  SourceGas’ regulated utility subsidiaries recover pension costs in rates; therefore, the Company has reported the unamortized actuarial loss in regulatory assets (see Note 3).

Postretirement Medical Plan

The SourceGas Employee Benefits Plan (“Medical Plan”) provides for subsidized healthcare benefits for certain retirees that were covered by similar plans under previous ownership prior to acquisition by SourceGas.

The Medical Plan provides for subsidized healthcare benefits to eligible participants based on two employment groups, SG Participants and SGA Participants.  Based on the employment group, the Company has varied levels of discretion in determining (i) the specific benefits to be provided, (ii) the required participant contributions and (iii) other variables that affect the net cost of its Medical Plan benefits.

Various trusts hold assets for postretirement benefits for the SGA Participants.  Assets in the trusts are invested in cash, fixed-income and equity investments in accordance with a written investment policy. This allocation may be revised based on the actions of the Committee.

The SGA Participants of the Medical Plan qualify to receive the federal subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”).  The effect of the Medicare Act is reflected assuming (i) the Medical Plan will continue to provide prescription drug benefits to SGA Participants that are at least actuarially equivalent to the Medicare Act and (ii) the Medical Plan will continue to receive the federal subsidy.

SourceGas’ liability (the unfunded status) for the Medical Plan represents the difference between the accumulated postretirement benefit obligation and the market value of other postretirement assets. This difference is made up of the unamortized actuarial gain or loss that arises during the period but is not recognized as a component of net periodic benefit cost and would typically be recognized as a component of AOCI.  SourceGas’ regulated utility subsidiaries recover postretirement costs in rates; therefore, the Company has reported the unamortized actuarial loss in regulatory assets (see Note 3).

Actuarial Assumptions

SourceGas determines periodic pension and postretirement benefit costs using certain actuarial assumptions and methods.  These assumptions include demographic and economic assumptions.  In determining the discount rate, which is used to determine the actuarial present value of plan benefits, SourceGas considers the yields of high-quality fixed-income investments with maturities corresponding to the timing of expected benefit payments.  The Company’s assumptions about the long-term rate of return on plan assets are based on historical and projected rates of return for current and planned asset classes in the investment portfolio.  Assumed projected rates of return for each asset class were selected after analyzing historical experience and future expectations of the returns.  The overall expected rate of return for the portfolio was developed based on the target allocation for each asset class.  In determining the rate of increase in healthcare costs, the Company considers historical and projected healthcare costs and also the effects of plan provisions that enable SourceGas to limit increases in the net cost of benefits to the general inflation rate by adjusting participant contributions, deductibles and copayments.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

The measurement dates used to determine pension and other postretirement benefit measurements for the Retirement Plan and Medical Plan are December 31, 2015 and 2014.  The actuarial assumptions used to compute the net periodic pension cost and postretirement benefit cost are based upon information available as of the beginning of the year.  Changes in these assumptions may impact future benefit costs and obligations.

The following actuarial assumptions were used to determine the benefit obligations and the net periodic benefit cost for the years ended December 31, 2015 and 2014:

	Retirement Plan		Medical Plan
	2015	2014	2015	2014
Actuarial assumptions:
Benefit obligation:
Discount rate	4.1%	3.8%	4.1%	3.8%
Rate of compensation increase	3.0%	3.0%	N/A	N/A
Net periodic benefit cost:
Discount rate	3.8%	4.7%	3.8%	4.7%
Rate of compensation increase	3.0%	3.0%	N/A	N/A
Expected long-term rate of return on plan assets	8.0%	8.0%	5.0%	5.0%
Healthcare cost trend rate:
SG Participants	N/A	N/A	3.0%	3.0%

SGA Participants	N/A	N/A	5.8%	5.0%

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

Benefit Obligation and Funded Status

The following is a reconciliation of the changes in the benefit obligation and fair value and a statement of the funded status of the Retirement Plan and Medical Plan (in thousands):

	Retirement Plan		Medical Plan
	December 31,		December 31,
	2015	2014	2015	2014
Change in benefit obligation:
Benefit obligation at beginning of year	$72,064	$61,591	$15,413	$13,445
Service cost	3,219	3,127	150	152
Interest cost	2,729	2,849	564	641
Contributions by retirees	—	—	532	402
Benefits paid / payable	(2,341)	(3,241)	(1,471)	(1,022)
Actuarial loss/(gain)	2,062	7,738	351	1,795
Federal subsidy received / receivable	—	—	17	—
Benefit obligation at end of year	77,733	72,064	15,556	15,413
Change in plan assets:
Fair value of plan assets at beginning of year	56,309	53,013	3,307	3,011
Actual return on plan assets	(762)	2,637	35	198
Contributions by employer	3,900	3,900	1,017	778
Contributions by retirees	—	—	532	401
Benefits paid / payable	(2,386)	(3,241)	(1,516)	(1,022)
Federal subsidy received / receivable	—	—	17	—
Other expenses	—	—	—	(59)
Fair value of plan assets at end of year	57,061	56,309	3,392	3,307
Unfunded status at end of year	$(20,672)	$(15,755)	$(12,164)	$(12,106)

Amounts recognized in the consolidated balance sheets consist of the following:
Other current liabilities	$—	$—	$(624)	$(555)
Other liabilities	(20,672)	(15,755)	(11,540)	(11,551)
Total liabilities	$(20,672)	$(15,755)	$(12,164)	$(12,106)

Accumulated benefit obligation (“ABO”) (1)	$72,026	$66,205	N/A	N/A

Amounts recognized in regulatory assets consist of the following:
Net actuarial loss	$(20,616)	$(14,248)	$(4,423)	$(4,397)

(1) ABO differs from the projected benefit obligation in that the ABO excludes the effect of salary and wage increases.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

Net Periodic Benefit Cost

The components of net periodic benefit cost for the Retirement Plan and Medical Plan are as follows (in thousands):

	Retirement Plan		Medical Plan
	Year ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Service cost	$3,219	$3,127	$150	$152
Interest cost	2,729	2,849	564	641
Expected return on plan assets	(4,515)	(4,262)	(167)	(153)
Amortization of loss	970	—	502	342
Other	46	—	—	—
Net periodic benefit cost	$2,449	$1,714	$1,049	$982

SourceGas estimates that a total of $2.0 million will be amortized from regulatory assets into net periodic benefit cost during 2016 for the Retirement Plan and the Medical Plan.

Expected Contributions and Benefit Payments

SourceGas expects to contribute $3.9 million to the Retirement Plan and $1.0 million to the Medical Plan in 2016.

Retirement Plan benefits for all participants and Medical Plan benefits for SGA Participants are distributed from the related trusts.  For SG Participants, the Company pays benefits under the Medical Plan directly to participants and receives related contributions directly from participants.  Estimated future benefit payments, net of estimated contributions from participants, excluding the effect of applicable Medicare Act federal subsidy receipts and gross amount of federal subsidy receipts are as follows (in thousands):

	Retirement Plan	Medical Plan	Federal Subsidy Receipts
Year ending December 31:
2016	$2,357	$950	$(25)
2017	2,920	992	(27)
2018	3,858	1,086	(31)
2019	4,482	1,231	(40)
2020	5,235	1,312	(47)
2021 – 2025	31,220	7,114	(316)

Investment Valuation

The Retirement Plan and Medical Plan assets are valued under the current fair value framework.  See Note 2 for further discussion regarding the definition and levels of the fair value hierarchy established by authoritative guidance.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

Below is a listing of the market value of the major categories of plan assets held as of December 31, 2015 and 2014, as well as the associated level within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety (in thousands):

		December 31, 2015		December 31, 2014
Asset category		Retirement Plan	Medical Plan	Retirement Plan	Medical Plan
Level 1
Cash and cash equivalents		$2,322	$162	$724	$193
Equity securities
U.S. small cap value	(1)	3,204	—	3,342	—
U.S. small cap blend	(1)	—	100	—	113
U.S. mid cap blend		—	201	—	172
U.S. mid cap growth	(1)	3,231	—	3,489	—
U.S. large cap value	(1)	8,700	—	8,994	—
U.S. large cap blend		—	475	—	498
U.S. large cap growth	(1)	9,587	—	8,998	—
International companies	(2)	8,425	203	8,955	172
Fixed-income securities
Intermediate-term bond	(3)	8,558	—	8,787	—
High-yield bond	(4)	2,661	—	2,683	—
Short-term bond	(5)	7,675	—	7,617	—
Inflation-protected bond	(5)	2,698	—	2,720	—
Real estate	(6)	—	79	—	81
Total Level 1		57,061	1,220	56,309	1,229

Level 2
Intermediate-term bond	(7)	—	2,172	—	1,969
High-yield bond	(8)	—	—	—	109
Total Level 2		—	2,172	—	2,078

Total Assets		$57,061	$3,392	$56,309	$3,307

(1) Includes funds that invest primarily in U.S. common stocks

(2) Includes funds that invest primarily in foreign equity securities

(3) Includes funds that invest in a blend of U.S. government securities, mortgage-backed securities, U.S. corporate bonds,and foreign bonds

(4) Includes funds that invest primarily U.S. corporate bonds

(5) Includes funds that invest only in U.S. government securities

(6) Includes funds that invest only in real estate investment trusts

(7) Includes funds that invest primarily in state and municipal bonds

(8) Includes funds that invest only in international bonds

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

The Retirement Plan funds have been determined to be Level 1 investments within the fair value hierarchy and are valued on the basis of available market quotations in active markets.  The Medical Plan fixed-income securities have been determined to be Level 2 investments within the fair value hierarchy and are valued on significant other observable outputs other than quoted market prices.  The remaining Medical Plan funds have been determined to be Level 1 investments.

7.     Derivatives and Fair Value Measurement

Derivatives

In managing its natural gas supply portfolios, the Company has historically entered into physical fixed- and variable-priced contracts, which qualify as derivatives.  Additionally, the Company purchased over-the-counter financial natural gas swap contracts and options to mitigate risks associated with changes in the market price.  Gas contracts that have firm commitments to purchase a fixed amount of gas in the future at market price, qualify for the normal purchases and normal sales exception that is allowed for contracts that are probable of delivery in the normal course of business and are exempt from fair value reporting.  The Company’s natural gas purchases with volumetric swing in their contracts do not qualify for the normal purchases and normal sales exception.  These purchase deals and swap contracts are recorded at fair value.

Pursuant to regulatory deferral accounting treatment for rate-regulated entities, the costs associated with gains and losses from the use of financial and physical derivative instruments are included in the Company’s purchased gas adjustment mechanisms.  The changes in fair value and the settled amounts of these derivative instruments do not have a direct effect on earnings or other comprehensive income.

The Company has designated a certain number of its commodity derivative instruments as cash flow hedges.  The effective portion of the unrealized gains and losses arising from the use of the cash flow hedges is deferred in AOCI and will be recognized in operating results when the forecasted transaction affects earnings.  Hedge ineffectiveness, to the extent incurred, is currently recognized in the Company’s operating results.

In December 2014, SourceGas purchased over-the-counter gasoline swaps to help stabilize operating costs associated with forecasted purchases of gasoline fuels used to power vehicles and equipment used in the course of business.  These contracts extend through December 2015 and are not designated as cash flow hedges.  SourceGas recognizes unrealized gains and losses related to these derivative instruments in the operating results; they are not recorded as a component of deferred gas costs.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

The commodity options and swaps are utilized to effectively fix the price on a portion of the Company’s natural gas supply portfolios.  These financial derivatives are purchased in anticipation of the forecasted purchases and/or sales of natural gas, during time frames ranging from January 2016 through December 2017.  Under these contracts, the Company pays the counterparty at a fixed rate and receives a floating rate per Million Metric British Thermal Units (“Mmbtu”) of natural gas.  Volumes below exclude contracts that qualify for normal purchase and normal sales.  As of December 31, 2015 and 2014, the Company had net long natural gas contracts outstanding in the following quantities:

	December 31,
Mmbtu (in thousands)	2015	2014
Hedge designation:
Cash flow hedges	1,948	1,282
Not designated as hedges	12,009	13,347
Total hedges	13,957	14,629

Hedge position:
Short position	(3,899)	(5,077)
Long position	17,856	19,706
Net long position	13,957	14,629

Interest Rate Swaps

In April 2013, SourceGas LLC entered into forward starting interest rate swaps with an aggregate notional amount of $150.0 million as a means of fixing the interest on the $150.0 million term loan, which became effective in July 2013.  Under these swaps, SourceGas LLC pays a weighted average fixed rate of 0.39%. These swaps receive a variable one-month LIBOR rate on the notional principal amounts over a two year, seven month term ending in February 2016.  These swaps were designated as cash flow hedges upon inception.

On February 12, 2016, SourceGas Holdings early settled its $150.0 million notional interest rate swaps that were originally designated as cash flow hedges in December 2010 at a loss of approximately $4.1 million.  Under these swaps, SourceGas Holdings paid a weighted average fixed rate of 2.96% and received a variable one-month LIBOR rate on the notional principal amounts. These swaps had an original maturity date ending in February 2017.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

The fair value and balance sheet classification of the Company’s derivative instruments are as follows (in thousands):

	Balance Sheet	December 31,
	Location	2015	2014
Designated as cash flow hedges:
Asset derivative instruments:
Current commodity contracts	Other current assets	$190	$207
Current interest rate swaps	Other current assets	4	89
Noncurrent commodity contracts	Other assets	12	60
Noncurrent interest rate swaps	Other assets	—	49
Liability derivative instruments:
Current commodity contracts	Derivative instruments	(1,950)	(1,719)
Current interest rate swaps	Derivative instruments	(3,632)	(4,362)
Noncurrent commodity contracts	Derivative instruments	(151)	(289)
Noncurrent interest rate swaps	Derivative instruments	(357)	(2,742)
Total		(5,884)	(8,707)
Not designated as hedges:
Asset derivative instruments:
Current commodity contracts	Other current assets	1,923	2,013
Noncurrent commodity contracts	Other assets	93	320
Liability derivative instruments:
Current commodity contracts	Derivative instruments	(3,946)	(7,132)
Noncurrent commodity contracts	Derivative instruments	(54)	(620)
Total		(1,984)	(5,419)
Total derivative instruments on balance sheet		$(7,868)	$(14,126)

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

The changes in fair value and income statement location of the Company’s derivative instruments are as follows (in thousands):

	Year ended December 31,
	2015	2014
Designated as cash flow hedges:
Natural gas sales:
Net realized gain (loss) reclassified from AOCI	$271	$(95)
Ineffectiveness gain	—	26
Purchases and other costs of sales:
Net realized (loss) gain reclassified from AOCI	(2,656)	1,213
Ineffectiveness loss	(26)	(45)
Interest expense:
Ineffectiveness loss	(4)	(41)
Net realized loss reclassified from AOCI	(4,680)	(4,624)
Not designated as hedges:
Natural gas sales:
Net realized (loss) gain	(25)	3
Net unrealized gain	25	26
Purchases and other costs of sales:
Net realized loss	(4,293)	(1,303)
Net unrealized gain (loss)	2,409	(3,292)
Operation and maintenance:
Net realized loss	(52)	—
Net unrealized gain (loss)	56	(76)
Total impact of derivative instruments on earnings	$(8,975)	$(8,208)

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

In accordance with ASC 220 Comprehensive Income, presentation of the Company’s derivative instruments included in AOCI is as follows, net of tax where applicable (in thousands):

	Interest Rate	Commodity
	Swaps	Derivatives	AOCI

Balance, December 31, 2013	$(9,662)	$86	$(9,576)
Decrease in fair value, net of tax	(2,258)	(395)	(2,653)
Recognition of losses (gains) in earnings settlements, net of tax	4,624	(676)	3,948
Recognition of losses in earnings due to amortization	128	—	128
Balance, December 31, 2014	(7,168)	(985)	(8,153)
Decrease in fair value, net of tax	(1,643)	(1,601)	(3,244)
Recognition of losses in earnings due to settlements, net of tax	4,552	1,441	5,993
Recognition of losses in earnings due to amortization	128	—	128
Balance, December 31, 2015	$(4,131)	$(1,145)	$(5,276)

The Company expects to reclassify $1.1 million of deferred losses, net of tax, to purchases and other costs of sales relating to commodity derivative instruments and $3.6 million of deferred losses to interest expense during the year ended December 31, 2016, as forecasted transactions occur.  If it becomes probable that a forecasted transaction will not occur, then the Company will discontinue the use of hedge accounting and recognize the unrealized gains or losses that were previously recorded in AOCI in net income.

Fair Value Measurements

SourceGas reports certain assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

The following table sets forth by level within the fair value hierarchy SourceGas’ derivative assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2015 and 2014 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
December 31, 2015
Assets:
Commodity derivative instruments	$—	$2,218	$—	$2,218
Interest rate swaps	—	4	—	4
Liabilities:
Commodity derivative instruments	—	(6,101)	—	(6,101)
Interest rate swaps	—	(3,989)	—	(3,989)
Net derivative liability	$—	$(7,868)	$—	$(7,868)

December 31, 2014
Assets:
Commodity derivative instruments	$—	$2,600	$—	$2,600
Interest rate swaps	—	138	—	138
Liabilities:
Commodity derivative instruments	—	(9,760)	—	(9,760)
Interest rate swaps	—	(7,104)	—	(7,104)
Net derivative liability	$—	$(14,126)	$—	$(14,126)

In accordance with fair value accounting, the Company includes nonperformance risk in calculating fair value adjustments.  This includes a credit risk adjustment based on the credit spreads of the counterparties when SourceGas is in an unrealized gain position, or on SourceGas’ own credit spread when it is in an unrealized loss position.  The inputs in the Company’s valuation techniques on the financial derivatives include natural gas futures, credit default swap spreads and interest rates.  These are also known as significant other observable, or Level 2, inputs.  The Company has not used any Level 3 inputs in fair value valuations and there were no transfers between Level 1 or 2 during the years ended December 31, 2015 and 2014.

Certain of SourceGas’ master agreements for derivative instruments contain a reference to the Company’s Senior Notes rating as determined by one or more of the major credit rating agencies.  The current rating determines the available amount of unsecured credit.  Any counterparty exposure in excess of a negotiated line of unsecured credit may result in the requirement for the Company to post collateral.  The Company did not post collateral as of December 31, 2015 and 2014.  Should a change in the Senior Notes rating trigger a change in available unsecured credit, SourceGas may be required to post additional collateral to cover counterparty exposure.  No additional collateral was posted at December 31, 2015 or 2014.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

The following table presents the fair value of the derivative instruments that are in a liability position, along with the Company’s exposure to collateral calls if the credit risk contingent features were triggered (in thousands):

	December 31, 2015
	Fair Value	Potential Collateral Call
Interest rate swaps	$(2,052)	$2,078
Commodity derivatives	(1,962)	2,026
	$(4,014)	$4,104

The fair value of the liability may differ from the potential collateral call amount due to the consideration of credit risk in its fair value measurements.

8.     Income Taxes

SourceGas’ income tax expense (benefit) consisted of the following (in thousands):

	Year ended December 31,
	2015	2014
Current:
Federal	$5,427	$(4,034)
State and local	2,138	(598)
Total current	7,565	(4,632)
Deferred:
Federal	2,307	6,309
State and local	(109)	1,264
Total deferred	2,198	7,573
Total income tax expense	$9,763	$2,941

A reconciliation of the expense for income taxes to the expense that would result from applying the federal corporate income tax rate of 35.00% (“expected” rate) to SourceGas’ pretax income is as follows (in thousands):

	Year ended December 31,
	2015	2014
Computed “expected” tax expense	$18,000	$13,231
Increase (decrease) in income taxes resulting from:
Limited liability company income not subject to tax	(8,540)	(10,066)
State and local income taxes (net of federal benefit)	1,195	411
Other	(892)	(635)
Total expense for income taxes	$9,763	$2,941

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below in total (in thousands):

	December 31,
	2015	2014
Deferred short-term tax assets (liabilities):
Net operating loss carryforwards	$—	$2,431
Derivative financial instruments	285	1,204
Gas costs and inventory	576	(127)
Employee expenses	758	532
AOCI - hedging	749	645
Bad debt reserve	111	388
Other	2,445	3,875
Total deferred short-term tax assets	4,924	8,948
Valuation allowance	—	—
Net deferred short-term tax assets	4,924	8,948
Deferred long-term tax assets (liabilities):
Net operating loss carryforwards	55	652
Pension and other postretirement benefits	423	748
Contributions in aid of construction	8,376	6,956
Capital loss carryforward	—	83
Property, plant and equipment	(47,356)	(48,544)
Deferred investment tax credit - ITC	(29)	(49)
Trademarks and trade names	(160)	(160)
Other	(2,281)	(3,615)
Total deferred long-term tax liabilities	(40,972)	(43,929)
Valuation allowance	(84)	(83)
Net deferred long-term tax liabilities	(41,056)	(44,012)

Net deferred tax liabilities	$(36,132)	$(35,064)

When assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible.  SourceGas considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods) and projected taxable income and tax planning strategies in making this assessment.  In order to fully realize a deferred tax asset, the Company would need to generate future taxable income of a certain nature, ordinary or capital, before expiration of the respective deferred tax assets.  Also during 2015, the Company changed its estimate of the amount of certain other deferred tax assets and liabilities, resulting in an immaterial benefit to tax expense.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2015 and 2014

SourceGas is subject to U.S. federal income tax as well as state income tax filing obligations in a number of jurisdictions.  The statute of limitations remains open for tax years 2013 and 2014, and until September 15, 2016 for tax year 2012.  In 2014 SourceGas, Inc. completed an IRS examination of tax year 2011 with no material adjustments that were not proposed by the taxpayer.

In September 2013, the IRS and U.S. Treasury Department released final regulations on the deduction and capitalization of expenditures related to tangible property.  In January 2014, the IRS issued Revenue Procedure 2015-16, which provided the procedural guidance with respect to compliance with these regulations.  However, the procedural guidance did not include guidance specific to natural gas pipeline network assets.  To comply with the mandatory tangible property regulations effective January 1, 2014, the Company reported several accounting method changes on Form 3115, Application for Change in Accounting Method, in its federal corporate income tax return for the year ended December 31, 2014.

Based on the projections of future taxable income over the periods for which the deferred tax assets may be utilized, the Company believes that it is more likely than not it will realize the benefits of its deferred tax assets, net of valuation allowances, at December 31, 2015 and 2014.  At December 31, 2014 the Company had a capital loss carryforward in the amount of $83.4 thousand with a full valuation allowance.  This capital loss carryforward was utilized in the 2015 income tax provision.  Another capital loss carryforward in the amount of $6.8 million expired on December 31, 2014.  The associated deferred tax asset and related valuation allowance were removed from the balance sheet with no impact on tax expense.

In accordance with ASC Topic 740, Income Taxes, during the fourth quarter of 2012, the Company recognized a reserve for uncertain tax positions related to pension, vacation and other post retirement deductions that were related to liabilities assumed by the Company as part of the acquisition of SGA on July 1, 2008.  In 2014, the Company released $2.4 million of a $3.6 million reserve as a result of completion of IRS audits of tax years 2008 and 2011.  The remaining reserve for uncertain tax positions amounts to $1.2 million for tax benefits originally claimed in tax years ended December 31, 2009 and December 31, 2010.  These deductions contributed to a net operating loss carryforward utilized in the tax year ended December 31, 2012, for which the statute remains open until September 15, 2016.  Accrued interest related to the reserve is included in interest payable.

9.     Related Party Transactions

Agreements have been executed with the owners of the Company to provide certain administrative and operating services. These agreements require SourceGas to pay service fees totaling $1.0 million per year and reimburse out-of-pocket expenses.  Fees incurred under these agreements totaled $1.1 million and $1.0 million for years ended December 31, 2015 and 2014, respectively.

There were no amounts payable to these related parties for the years ended December 31, 2015 and 2014.

10.  Subsequent Events

SourceGas has evaluated events subsequent to December 31, 2015 through March 18, 2016, which is the issuance date of these consolidated financial statements, in order to determine the impacts, if any, of these events on the Company’s consolidated financial statements.  Except as discussed in Notes 1, 3, 4, 5 and 7, there are no material subsequent events to report.